Exhibit 99.1

Contact:

Myesha Edwards

Corporate Communications & Investor Relations

Cerus Corporation

(925) 288-6017

Cerus Corporation Announces

European Regulatory Approval for the INTERCEPT Blood System for Plasma

Company Now Markets the Only System to Inactivate Pathogens in Both Platelets and Plasma Intended for Transfusion

CONCORD, Calif.—(BUSINESS WIRE)—Cerus Corporation (NASDAQ:CERS) today announced receipt of a CE mark certificate for the INTERCEPT Blood System for plasma. This allows Cerus to market the plasma system throughout the European Union. As part of the regulatory transition from Baxter to Cerus, the CE mark certificate for the platelet system has been transferred to Cerus from Baxter. In addition, Cerus received ISO 13485 certification, allowing Cerus to sell the INTERCEPT Blood System for platelets and plasma under its own label.

“Approval of the plasma system in Europe represents a very important milestone for the company. We are excited to add a second commercial product to our INTERCEPT Blood System product family. This marks the first regulatory approval for Cerus in our name only,” said Claes Glassell, president and chief executive officer of Cerus Corporation. “Our European customers can now use treatment systems for both platelets and plasma that rely on the same instrument for processing. This is a compelling operational benefit to blood centers.”

In addition to the CE mark certification, certain countries, such as France and Germany, will require separate approvals of plasma products treated with the INTERCEPT Blood System.

The efficacy and safety of INTERCEPT plasma system was evaluated in approximately 5,000 transfusions. The plasma system is designed to meet blood center requirements for efficiency, performance and compatibility with both whole blood and apheresis collections.

Approximately 1.5 million plasma units for transfusion are collected annually in Europe. Approximately 70% of those undergo pathogen inactivation treatment or quarantine to meet European standards for plasma safety. The INTERCEPT plasma system is designed to offer blood centers a new, more comprehensive solution for meeting regional plasma production standards. It is also designed to provide increased protection to the blood supply from emerging pathogens, such as West Nile virus, Chikungunya virus and Avian Influenza.

The INTERCEPT Blood System

The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria, and parasites that may be present in donated blood intended for transfusion. The system inactivates plasma and platelets using the same illumination device, process and active compound. Approximately 50,000 INTERCEPT treated platelet units have been transfused to date, and the technology has been used clinically in over 40 European blood centers. The INTERCEPT Blood System for both platelets and plasma has received approval for CE marking in Europe, and a Phase I trial of the INTERCEPT Blood System for red cells is in progress in the United States.

ABOUT CERUS

Cerus Corporation is a biopharmaceutical company that develops and commercializes novel, proprietary products in the fields of blood safety and immunotherapy to provide safer, more effective medical options to patients in areas of substantial unmet medical needs. In the field of immunotherapy, the company is employing its proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer, and it is applying its proprietary Killed But Metabolically Active technology platform in research and development of prophylactic and therapeutic vaccines for infectious diseases. In the field of blood safety, the company is developing and commercializing the INTERCEPT Blood System, which is based on the company’s proprietary Helinx technology and is designed to enhance the safety of donated blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells. INTERCEPT, INTERCEPT Blood System and Helinx are trademarks of Cerus Corporation.

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